MARCUM
ACCOUNTANTS ▲ ADVISORS

February 21, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Aspire Biopharma Holdings, Inc. (formerly known as PowerUp Acquisition Corp.) under Item 4.01 of its Form 8-K dated February 18, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Aspire Biopharma Holdings, Inc. (formerly known as PowerUp Acquisition Corp.) contained therein.

Very truly yours,

Marcum LLP

Marcum LLP

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